                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
           SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.        )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, For Use of the Commission
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Software 2000, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


                The Board of Directors of Software 2000, Inc.
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)     Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

   (2)     Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

   (4)     Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

   (5)     Total fee paid:

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   [ ]  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)     amount previously paid:

--------------------------------------------------------------------------------

   (2)     Form, schedule or registration statement no.:

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   (3)     Filing party:

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   (4)     Date filed:

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

                              SOFTWARE 2000, INC.
                             25 COMMUNICATIONS WAY
                          HYANNIS, MASSACHUSETTS 02601

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

To the Stockholders of Software 2000, Inc.:

     The Annual Meeting of Stockholders of Software 2000, Inc. (the "Corporation"), a Massachusetts corporation, will be held on Friday, February 14, 1997 at 4:30 p.m., local time, at The Cape Codder Hotel located at Route 132 and Bearses Way, Hyannis, Massachusetts 02601, for the following purposes:

          1. To elect two (2) Class I directors to serve for a three-year term or until their successors are elected and qualified.

          2. To amend the Corporation's Second Restated Articles of Organization, to change the corporate name to "Infinium Software, Inc."

          3. To ratify the selection of the firm of Price Waterhouse LLP as independent auditors for the fiscal year ending September 30, 1997.

          4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on January 7, 1997 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.


                                          By Order of the Board of Directors

                                          ANNE MARIE MONK
                                          Clerk

Hyannis, Massachusetts
January 13, 1997

                              SOFTWARE 2000, INC.
                             25 COMMUNICATIONS WAY
                          HYANNIS, MASSACHUSETTS 02601

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                                JANUARY 13, 1997

     Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Software 2000, Inc., a Massachusetts corporation (the "Corporation"), for use at the Annual Meeting of Stockholders to be held on Friday, February 14, 1997, at 4:30 p.m., local time, at The Cape Codder Hotel, Route 132 and Bearses Way, Hyannis, Massachusetts 02601.

     Only stockholders of record at the close of business on January 7, 1996 (the "Record Date") will be entitled to receive notice of and to vote at the meeting and any adjournments thereof. As of that date, 11,886,612 shares of common stock, $.01 par value per share (the "Common Stock"), of the Corporation were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any proxy may be revoked by a stockholder at any time before its exercise by: (i) delivering written revocation or a later dated proxy to the Clerk of the Corporation; or
(ii) attending the Annual Meeting and voting in person.

     The representation in person or by proxy of at least a majority of the outstanding Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     In the election of directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the meeting shall be elected as directors. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present or represented and voting on each such matter is required for approval. An automated system administered by the Corporation's transfer agent tabulates the votes on each matter submitted to stockholders. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

     The persons named as attorneys-in-fact in the proxies are officers and/or directors of the Corporation. All properly executed proxies returned in time to be counted at the meeting will be voted. In addition to the election of directors, the stockholders will consider and vote upon a proposal to ratify the selection of auditors and approve an amendment to the Corporation's Second Restated Articles to change the name of the Corporation, as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

     The Board of Directors knows of no other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

     An Annual Report to Stockholders, containing financial statements for the fiscal year ended September 30, 1996, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about January 13, 1997.

             MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth as of the Record Date: (i) the name of each person who, to the knowledge of the Corporation, owned beneficially more than 5% of the Common Stock of the Corporation outstanding at such date; (ii) the name of each director or nominee; and (iii) the name of each executive officer identified in the Summary Compensation Table set forth below under "Compensation and Other Information Concerning Directors and Officers," the number of shares owned by each of such persons and the percentage of the outstanding shares represented thereby, and also sets forth such information for all executive officers, directors and nominees as a group.

                                                                      AMOUNT AND
                         NAME AND ADDRESS                               NATURE            PERCENT
                       OF BENEFICIAL OWNER                          OF OWNERSHIP(1)     OF CLASS(2)
                       -------------------                          ---------------     -----------
Robert A. Pemberton(3)............................................     2,676,463           22.52%
  c/o Software 2000, Inc.
  25 Communications Way
  Hyannis, MA 02601
Kopp Investment Advisors, Inc.(4).................................     1,811,470           15.24%
  6600 France Avenue South, Suite 672
  Edina, Minnesota 55435
Frederick J. Lizza(5).............................................       123,946            1.04%
John W. Baumstark(6)..............................................       120,600            1.01%
Daniel J. Kossman(7)..............................................       141,600            1.19%
Anne Marie Monk(8)................................................        80,500             *
R. Stephen Cheheyl(9).............................................        12,000             *
Manuel Correia(10)................................................        29,000             *
Roland D. Pampel(11)..............................................         8,000             *
Robert P. Schechter(12)...........................................         8,000             *
All Executive Officers and Directors as a group (nine persons)(13)     3,114,163           26.20%

---------------

  *  Less than 1%

 (1) Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to the shares. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

 (2) Applicable percentage of ownership as of the Record Date is based upon 11,886,612 shares of Common Stock outstanding on such date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"), and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

 (3) Includes 3,000 shares held by one of Mr. Pemberton's children and as to which he disclaims beneficial ownership. Also includes 186,400 shares to be held by the Pemberton Family Foundation, Inc., a not-for-profit organization exempt from tax under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the directors and officers of which are Robert A. Pemberton and his wife, Patricia Pemberton.

 (4) According to filings made by Kopp Investment Advisors, Inc, ("Kopp") with the Commission, (a) although Kopp exercises investment discretion as to these shares, it does not vote the shares and is not the record owner of them and (b) Kopp is an investment adviser registered under the Investment Advisers Act of 1940.

 (5) Includes 94,000 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of the Record Date.

                                        2

 (6) Includes 102,600 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of the Record Date.

 (7) Includes 111,600 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of the Record Date.

 (8) Consists of Common Stock beneficially owned pursuant to stock options exercisable within 60 days of the Record Date.

 (9) Includes 7,000 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of the Record Date.

(10) Includes 28,000 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of the Record Date.

(11) Includes 7,000 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of the Record Date. The remaining 1,000 shares of Common Stock are held jointly by Mr. Pampel and his wife.

(12) Includes 7,000 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of the Record Date.

(13) Includes 437,700 shares of Common Stock issuable pursuant to outstanding stock options exercisable within 60 days of the Record Date.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors is currently fixed at six members. The Board of Directors is divided into three classes, each of which consists of two directors. Each director serves for a three-year term. However, each Class II and Class III director will serve for an initial term ending at the 1997 and 1998 Annual Meeting of Stockholders to be held in 1998 and 1999, respectively. The term of the Class I directors will expire at this Meeting. All directors will hold office until their successors have been duly elected and qualified or until their earlier resignation or removal. Manuel Correia and Frederick J. Lizza are the Class I directors; Robert A. Pemberton and Robert P. Schechter are the Class II directors; and Roland D. Pampel and R. Stephen Cheheyl are the Class III directors.

     The Board of Directors has nominated and recommended that Messrs. Correia and Lizza, who are currently members of the Board of Directors, be elected Class I directors, to hold office until the 1999 Annual Meeting of Stockholders or until their successors have been duly elected and qualified or until their earlier resignation or removal. The Board of Directors knows of no reason why the nominees should be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for nominees named below. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED BELOW.

     The following table sets forth the nominees to be elected at the meeting and, for each director whose term of office will extend beyond the meeting, the year such nominee or director was first elected a director, the positions currently held by the nominees and each director with the Corporation, the year the nominee's or director's term will expire and class of director of each nominee and each director:

     NOMINEE'S OR DIRECTOR'S
NAME AND YEAR NOMINEE OR DIRECTOR                   POSITION(S) WITH         YEAR TERM      CLASS OF
     FIRST BECAME A DIRECTOR                        THE CORPORATION          WILL EXPIRE     DIRECTOR
---------------------------------                   ----------------         -----------     --------
NOMINEES:
Manuel Correia................................          Director                 1997           I
  1993

Frederick J. Lizza............................   Director, President and         1997           I
  1996                                           Chief Executive Officer

CONTINUING DIRECTORS:
Robert A. Pemberton...........................   Director and Chairman of        1998          II
  1981                                                  the Board

Robert P. Schechter...........................          Director                 1998          II
  1995

Roland Pampel.................................          Director                 1999         III
  1995
R. Stephen Cheheyl............................          Director                 1999         III

  1995

                OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth the director nominees to be elected at the meeting, the directors and the executive officers of the Corporation, their ages, and the positions currently held by each such person with the Corporation.


      NAME                        AGE            POSITION
      ----                        ---            --------

Robert A. Pemberton.............  55  Director and Chairman of the Board
Frederick J. Lizza..............  42  Director, President and Chief Executive
                                      Officer
John W. Baumstark...............  34  Senior Vice President, Field Operations
Daniel J. Kossmann..............  40  Chief Financial Officer, Vice President
                                      and Treasurer
Anne Marie Monk.................  38  General Counsel, Vice President, Secretary
                                      and Clerk
Francis J. Torbey...............  39  Vice President, Application Development
R. Stephen Cheheyl (1)..........  51  Director
Manuel Correia (2)..............  62  Director
Roland D. Pampel (2)............  62  Director
Robert P. Schechter (1).........  48  Director


---------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.


     Robert A. Pemberton founded the Corporation and has served as Chairman of the Board and a Director since 1981. He served as Chief Executive Officer from 1981 to December 1996; and as President from 1981 to 1990 and from 1993 to February 1996. Prior to founding the Corporation, Mr. Pemberton held management positions at State Street Bank in Boston and was a Vice President at Boston Safe Deposit and Trust Company.

     Frederick J. Lizza joined the Corporation in January 1995 as Executive Vice President, Product Development and Marketing and assumed responsibility for Customer Support in September 1995. From February to December 1996, Mr. Lizza has served as President and Chief Operating Officer of the Corporation. He was elected as a Director of the Corporation in April 1996 and became Chief Executive Officer in December 1996. Prior to joining the Corporation, Mr. Lizza held various executive positions at Trinzic Corporation from 1986 to January 1995, most recently as Vice President and General Manager, Data Access Product Group. Previously, Mr. Lizza held various marketing management positions at Software International (a subsidiary of General Electric Information Services) and at Arthur Andersen & Company.

     John W. Baumstark joined the Corporation in April 1989 and has been Senior Vice President, Field Operations since July 1995, after having served as Vice President, Worldwide Sales and Service Operations from October 1994 to July 1995, Vice President, North American Operations from September 1993 to October 1994 and Regional Sales Manager from December 1991 to September 1993. Prior to joining the Corporation, Mr. Baumstark held various sales and marketing positions at NCR from June 1984 to March 1986 and at Management Science America from March 1986 to April 1989.

     Daniel J. Kossman joined the Corporation in June 1992 as Chief Financial Officer and Vice President. He is responsible for the Finance, Information Systems, Human Resources and Operations functions. Prior to joining the Corporation, Mr. Kossmann was Vice President, Finance and Administration and Chief Financial Officer of Datalogix International from 1989 to June 1992, and held various management positions at National Education Corporation from 1981 to 1988. From 1978 to 1981, Mr. Kossmann was employed by Price Waterhouse LLP.

     Anne Marie Monk joined the Corporation in October 1991 as General Counsel and has served as General Counsel and Vice President since February 1993. She is responsible for the Legal, Contracts Administration, Customer Relations and Quality functions. Prior to joining the Corporation, Ms. Monk was associated with the Boston law firms of Csaplar & Bok and Gaston & Snow from 1985 to 1991.

     Francis J. Torbey joined the Corporation in June 1996 as Vice President, Application Development and became an executive officer of the Corporation in October 1996. He is responsible for all application development and research groups. Prior to joining the Corporation, Mr. Torbey was an executive of Landmark Systems Corporation from 1993 to 1996, most recently as Vice President of Distributed Products. From 1990 to 1993, Mr. Torbey was Director of Research & Development for Intersolv Inc. and held various management positions at Air Products & Chemicals from 1979 to 1990.

     R. Stephen Cheheyl has been a Director of the Corporation since July 1995. From October 1994 until he retired in December 1995, Mr. Cheheyl served as an Executive Vice President of Bay Networks, Inc., when Bay Networks was formed though the merger of Wellfleet Communications, Inc. ("Wellfleet") and Synoptics Communications Inc. From December 1990 to October 1994, Mr. Cheheyl served as Senior Vice President, Finance and Administration, of Wellfleet. He also serves as a director of Auspex Systems, Inc., ON Technology Corporation and Sapient Corporation.

     Manuel Correia joined the Corporation's Board of Directors in September 1993. Mr. Correia has served as Vice President, Technical Services of Cadence Design Systems since 1994, Vice President, Applications Engineering Operations of Cadence Design Systems from 1993 to 1994 and as Vice President, Customer Service from 1991 to 1993. Mr. Correia is also a director of C.ATS.

     Roland D. Pampel joined the Corporation's Board of Directors in July 1995. Mr. Pampel has been the President, Chief Executive Officer and a director of Microcom since March 1994. Prior to joining Microcom, Mr. Pampel served as the President, Chief Executive Officer and a director of Nicolet Instrument Corporation from October 1991 to December 1993, and as President, Chief Executive Officer and a director of Bull HN Information Systems from January 1988 to July 1990. Mr. Pampel is also a director of Cayenne Software.

     Robert P. Schechter joined the Corporation's Board of Directors in July 1995. Mr. Schechter has been the President, Chief Executive Officer and a director of Natural MicroSystems Corporation since May 1995 and Chairman since March 1996. From 1987 to 1994, Mr. Schechter held various senior executive positions at Lotus Development Corporation and from 1980 to 1987 was a partner of Coopers & Lybrand L.L.P. Mr. Schechter is also a director of MRS Technology, Fluor Daniel GTI and Raptor Systems.

     Executive officers of the Corporation are elected by the Board of Directors on an annual basis and serve until the next annual meeting of the Board of Directors and until their successors have been duly elected and qualified.


                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors met four (4) times during the fiscal year ended September 30, 1996. No director, during fiscal 1996, attended less than seventy-five percent of the aggregate of all meetings of the Board of Directors and of the Board committee on which he serves. The Corporation has an Audit Committee and a Compensation Committee. The Audit Committee of the Board of Directors, of which Messrs. Cheheyl and Schechter are currently members, is responsible for reviewing the scope, results and costs of the audit with the Corporation's independent accountants; and reviewing the financial statements and audit practices of the Corporation. The Audit Committee met five (5) times during the last fiscal year. The Compensation Committee, whose members currently are Messrs. Correia and Pampel, is responsible for recommending compensation and benefits for the executive officers of the Corporation to the Board of Directors and for administering the Corporation's 1984 Incentive Stock Option Plan, as amended (the "1984 Plan"), the 1989 Stock Option Plan (the "1989 Plan"), the 1995 Stock Plan (the "1995 Plan"), the 1995 Employee Stock Purchase Plan (the "Purchase Plan") and the 1995 Non-Employee Director Stock Option Plan (the "Director Plan"). The Compensation Committee met three (3) times during fiscal 1996. The Board of Directors does not currently have a nominating committee.

                       COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION SUMMARY

     The following table sets forth summary information concerning the compensation earned for services rendered to the Corporation in all capacities during the fiscal years ended September 30, 1996 and 1995 to (i) the Corporation's Chief Executive Officer and (ii) each of the other four most highly compensated executive officers of the Corporation who received total annual salary and bonus in excess of $100,000 in fiscal 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                               LONG TERM
                                                                            COMPENSATION(3)
                                                                            ---------------
                                                                                AWARDS
                                                                            ---------------
                                             ANNUAL COMPENSATION              SECURITIES
                                     ------------------------------------     UNDERLYING
     NAME AND PRINCIPAL                                    OTHER ANNUAL        OPTIONS/        ALL OTHER
        POSITION(1)           YEAR    SALARY     BONUS    COMPENSATION(2)       SARS(#)       COMPENSATION
----------------------------  ----   --------   -------   ---------------   ---------------   ------------
Robert A. Pemberton.........  1996   $242,000   $59,423            --                --         $127,554(4)
  Chief Executive Officer     1995    242,000    27,316            --                --          127,989(4)

Frederick J. Lizza(5).......  1996    190,625    50,311            --           180,000            5,292(9)
  President                   1995    124,744    39,507            --           196,000           63,181(6)

John W. Baumstark...........  1996    160,000    46,719        41,651(7)         28,000            6,100(9)
  Senior Vice President       1995    160,000    46,894        57,742(7)         84,000            3,200(8)

Daniel J. Kossmann..........  1996    152,000    39,299            --            28,000            5,540(9)
  Chief Financial Officer     1995    152,000    39,507            --            56,000            3,040(8)

Anne Marie Monk.............  1996    125,000    25,904            --            28,000            4,375(9)
  General Counsel...........  1995    100,000    33,863            --            42,000            2,000(8)


---------------

(1) Principal positions shown are those held as of September 30, 1996, the end of fiscal year 1996. In December 1996, Mr. Pemberton became Chairman and Mr. Lizza became Chief Executive Officer of the Corporation.

(2) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the Named Executive Officer for such year.

(3) Represents stock options granted during fiscal 1995 and 1996, respectively, under the Corporation's 1989 Plan and 1995 Plan. The Corporation did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payouts during fiscal 1995 or 1996.

(4) Represents (a) disability insurance premiums paid on policies maintained by the Corporation, (b) the Corporation matching contributions under the 401(k) Plan, (c) life insurance premiums paid on universal life policy maintained by the Corporation, and (d) the dollar value of the benefit to Mr. Pemberton of split-dollar life insurance premiums paid on policies maintained by the Corporation, determined on an actuarial basis. See "Certain Relationships and Related Transactions."

(5) Mr. Lizza, who joined the Corporation in January 1995, received an annual salary of $175,000 in fiscal 1995.

(6) Represents a $15,000 signing bonus and $48,181 paid for relocation expenses.

(7) Represents sales commissions for the fiscal year.

(8) Represents Corporation matching contributions under the 401(k) Plan.

                                        7

(9) Represents Corporation matching contributions under the 401(k) Plan and payments related to the financial planning assistance benefit.

EXECUTIVE COMPENSATION PLAN

     For fiscal 1995 and 1996, each of the executive officers of the Company participated in an incentive bonus plan which provided cash bonuses based upon the attainment of certain corporate quarterly and annual performance goals. The amounts of these bonuses earned in fiscal year 1996 are included in the compensation table set forth above.

     The executive bonus plan for fiscal 1996 contains substantially the same terms as the 1995 plan. In addition, the plan provides that, in the event the executive is terminated without cause, he or she will be entitled to receive (i) severance pay from the Company in a lump sum equal to the total annual target compensation for the year (salary, commissions and bonuses), (ii) employee benefits for one year following the date of termination and (iii) acceleration of the vesting of all outstanding options.

OPTION GRANTS

     The following table sets forth certain information concerning grants of stock options made during fiscal 1996 to the Named Executive Officers. No stock appreciation rights ("SARs") were granted during fiscal 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                               INDIVIDUAL GRANTS                                POTENTIAL
                          ------------------------------------------------------------      REALIZABLE VALUE
                                        PERCENT OF TOTAL                                    AT ASSUMED ANNUAL
                           NUMBER OF        OPTIONS                                          RATES OF STOCK
                          SECURITIES        GRANTED                                        PRICE APPRECIATION
                          UNDERLYING      TO EMPLOYEES      EXERCISE OR                    FOR OPTION TERM (4)
                            OPTIONS            IN          BASE PRICE PER   EXPIRATION   -----------------------
          NAME            GRANTED (1)   FISCAL YEAR (2)      SHARE (3)         DATE          5%          10%
          ----           -----------   ----------------   --------------   ----------    ----------   ----------
Robert A. Pemberton.....         --            --                 --              --             --           --
Frederick J. Lizza......    152,000         24.95%          $11.3750         2/16/06     $1,087,359   $2,755,581
                             28,000                            11.00        10/18/05        193,700      490,873
John W. Baumstark.......     28,000          3.88%             11.00        10/18/05        193,700      490,873
Daniel J. Kossmann......     28,000          3.88%             11.00        10/18/05        193,700      490,873
Anne Marie Monk.........     28,000          3.88%             11.00        10/18/05        193,700      490,873

---------------

(1) Options granted become exercisable at the rate of 25% annually over four years from the date of grant.

(2) Based on an aggregate of 721,560 shares subject to options granted to employees of the Company in fiscal 1996.

(3) The exercise or base price per share of each option was equal to the fair market value of the Common Stock on the date of grant, as determined by the Compensation Committee of the Board of Directors.

(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option vesting period and the date on which the options are exercised.


AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to options to purchase the Corporation's Common Stock granted under the Corporation's 1989 Plan and 1995 Plan to the Named Executive Officers who are listed in the Summary Compensation Table above, including (i) the number of shares of Common Stock purchased upon exercise of options in the fiscal year ended September 30, 1996;
(ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at September 30, 1996; and (iv) the value of such unexercised options at September 30, 1996:

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                 YEAR AND FISCAL YEAR-END OPTION/SAR VALUES(1)


                                  SHARES                   NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-
                                 ACQUIRED      VALUE         OPTIONS AT FISCAL       THE-MONEY OPTIONS AT FISCAL
                                    ON        REALIZED           YEAR-END                  YEAR-END ($)(3)
             NAME               EXERCISE(#)    ($)(2)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
             ----               -----------   --------   -------------------------   ---------------------------
Robert A. Pemberton...........         --           --                  --/--                         --/--
Frederick J. Lizza............     49,000     $681,254              0/327,000                    0/$738,675
John W. Baumstark.............     43,000      480,836         53,600/127,400              $286,618/522,809
Daniel J. Kossmann............     55,000      669,499         76,601/120,399               460,511/507,145
Anne Marie Monk...............     11,200      175,280          45,500/83,300               263,315/268,561

---------------

(1) The Company has not granted SARs.

(2) Amounts disclosed in this column do not reflect amounts actually received by the Named Executive Officers, but are calculated based on the difference between the fair market value of the Corporation's Common Stock on the date of exercise and the exercise price of the options. The actual value realized by each of Messrs. Lizza, Baumstark and Kossmann and Ms. Monk was approximately $262,565, $291,596, $279,999 and $133,280, respectively. The difference between the amounts in this column and the amounts actually realized by such officers reflects the difference between the fair market value of the Corporation's Common Stock on the date of exercise and the proceeds received by such officers as Selling Stockholders in connection with sales of Common Stock in the Corporation's secondary public offering. Furthermore, Messrs. Lizza, Baumstark and Kossmann have not sold all of their exercised options. Named Executive Officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options and the amount of cash received by such individuals is dependent on the price of the Corporation's Common Stock at the time of such sale.

(3) Value is based on the difference between the option exercise price and the fair market value at September 30, 1996, the fiscal year-end ($9.125 per share as quoted on the Nasdaq National Market), multiplied by the number of shares underlying the option.

STOCK PLANS

     The Corporation currently has five stock ownership plans: the 1984 Plan; the 1989 Plan; the 1995 Plan; the Purchase Plan; and the Director Plan. Following is a summary of the material features of the 1984 Plan, the 1989 Plan, the 1995 Plan, the Purchase Plan and the Director Plan.

     1984 INCENTIVE STOCK OPTION PLAN. The Corporation's 1984 Plan provides for the issuance of a maximum of 1,400,000 shares of Common Stock pursuant to the exercise of incentive stock options granted to employees of the Corporation.

     The 1984 Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to select the optionees and determine the terms of the options granted, including (i) the number of shares subject to each option, (ii) option exercise terms, (iii) the exercise price of the option, which cannot be less than the market price of the Common Stock as of the date of grant and (iv) the duration of the option. An option is not transferable by the optionholder except by will or by the laws of descent and distribution. Generally, no incentive stock option may be exercised more than three months following termination of employment unless the termination is due to death or disability, in which case the option is exercisable for a maximum of one year after such termination.

     As of January 7, 1997, options to purchase 1,312,500 shares of Common Stock at a weighted average exercise price of $0.41 were granted and exercised under the 1984 Plan. Authority to grant additional options under the 1984 Plan has expired.

     1989 STOCK OPTION PLAN. The Corporation's 1989 Plan provides for the issuance of a maximum of 2,800,000 shares of Common Stock pursuant to the exercise of incentive stock options granted to employees and nonqualified stock options granted to employees, consultants, directors and key advisers of the Corporation.

     The 1989 Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to select the optionees and determine the terms of the options granted, including (i) the number of shares subject to each option, (ii) option exercise terms, (iii) the exercise price of the option (which in the case of an incentive stock option cannot be less than the market price of the Common Stock as of the date of grant) and (iv) the duration of the option. An option is not transferable by the optionholder except by will or by the laws of descent and distribution. Generally, no options may be exercised more than three months following termination of employment or more than one year following retirement. If, however, an option is exercised more than three months following retirement (unless such retirement is due to disability), it will be treated as a nonqualified stock option rather than an incentive stock option. Generally, vested options which are transferred by will or by the laws of descent and distribution may be exercised within three months of the original optionholder's death.

     As of January 7, 1997, options to purchase 1,267,201 shares of Common Stock at a weighted average exercise price of $3.88 were outstanding under the 1989 Plan, of which 697,081 shares were exercisable within 60 days and options to purchase 801,867 shares had been exercised at a weighted average exercise price of $3.70 per share. Authority to grant additional options under the 1989 Plan was terminated as of October 2, 1995.

     1995 STOCK PLAN. On October 2, 1995, the Board of Directors adopted, and on October 20, 1995 the stockholders approved, the Corporation's 1995 Plan. The Plan provides for the issuance of a maximum of 3,500,000 shares of Common Stock pursuant to the exercise of incentive stock options and nonqualified stock options, stock awards or purchase rights granted to employees, consultants, directors and officers of the Corporation.

     The 1995 Plan is administrated by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1995 Plan, the Compensation Committee has the authority to select the optionees or stock recipients and determine the terms of the options or restricted stock granted, including (i) the number of shares, (ii) option exercise terms, (iii) the exercise or purchase price (which in the case of an incentive stock option cannot be less than the market price of the Common Stock as of the date of grant), (iv) the duration of the option and (v) the time, manner and form of payment for restricted stock and upon exercise of an option. An option is not transferable by the optionholder except by will or by the laws of descent and distribution, or, in the case of nonqualified options only, pursuant to a valid domestic relations order. Generally, no incentive stock option may be exercised more than three months following termination of employment unless the termination is due to death or disability, in which case the option is exercisable for a maximum of 180 days after such termination.

     As of January 7, 1997, options to purchase 1,212,510 shares of Common Stock at a weighted average exercise price of $8.42 were outstanding under the 1995 Plan, of which 105,164 shares were exercisable within 60 days and options to purchase 525 shares had been exercised at a weighted average exercise price of $8.75 per share.

     1995 EMPLOYEE STOCK PURCHASE PLAN. On October 2, 1995, the Board of Directors adopted, and on October 20, 1995 the stockholders approved, the Purchase Plan, which provides for the issuance of a maximum of 1,400,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees.

     The Purchase Plan is administered by the Compensation Committee of the Board of Directors. All employees of the Corporation (except employees who own five percent or more of the Corporation's stock) whose customary employment is more than 20 hours per week and more than five months per calendar year are eligible to participate in the Purchase Plan. To participate in the Purchase Plan, an employee must authorize the Corporation to deduct an amount (not less than one percent nor more than ten percent of a participant's regular pay) from his or her pay during six-month periods (each a "Payment Period"). The first such period commenced on November 17, 1995 and ended on June 30, 1996. The maximum number of shares of Common Stock that an employee may purchase in any Payment Period is 500 shares. The exercise price for the option for each Payment Period is 85% of the lesser of the market price of the Corporation's Common Stock on the first or last business day of the Payment Period. An employee's rights under the Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment.

     As of January 7, 1997, the Corporation had issued 87,582 shares of Common Stock under the Purchase Plan at a weighted average price of $8.34.

     1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. On October 2, 1995, the Board of Directors adopted, and on October 20, 1995 the stockholders approved, the Director Plan, which provides for the issuance of a maximum of 210,000 shares of Common Stock of the Corporation pursuant to the exercise of options granted to non-employee directors of the Corporation.

     The Director Plan is administrated by the Compensation Committee of the Board of Directors. Each person who becomes a director of the Corporation after the effective date of the Corporation's initial public offering and who is not also an employee or officer of the Corporation shall be granted, on the date on which he or she becomes a director, an option to purchase 28,000 shares of Common Stock, which will be exercisable over a period of four years at the rate of 25% per year. In addition, beginning at the Corporation's annual meeting of stockholders for the fiscal year ended September 30, 1996 and at each successive annual meeting, each non-employee director will receive an option to purchase 4,000 shares of Common Stock, which will also be exercisable over a period of four years at the rate 25% per year. The exercise price per share for all options granted under the Director Plan will be equal to the market price of the Common Stock on the date of grant. The term of each option will be for a period of ten years from the date of grant. Options may not be assigned or transferred except by will or by the laws of descent and distribution, or pursuant to a domestic relations order, and are exercisable to the extent vested only while the optionee is serving as a director or consultant of the Corporation or within 90 days after the optionee ceases to serve as a director or consultant of the Corporation, subject to limited extension (except that if a director dies or becomes disabled while he or she is serving as a director or consultant of the Corporation, the option is exercisable until the scheduled expiration date of the option).

     As of January 7, 1997, no options to purchase shares of Common Stock were outstanding under the Director Plan.

     Certain Federal Income Tax Information. The following discussion of United States federal income tax consequences of the issuance and exercise of options granted under the 1984 Plan, the 1989 Plan, the 1995 Plan, the Purchase Plan and the Director Plan, and of certain other rights granted under the 1995 Plan, is based upon the provisions of the Internal Revenue Code of 1986, as amended, as in effect on the date of this Proxy Statement, current regulations, and existing administrative rulings of the Internal Revenue Service. It is not intended to be a complete discussion of all of the federal income tax consequences of these plans or of the requirements that must be met in order to qualify for the described tax treatment. In addition, there may be foreign, state or local tax consequences that are not discussed herein.

     A. Incentive Stock Options (individually, an "ISO," and collectively, "ISOs"). The following general rules are applicable under current United States federal income tax law to ISOs granted under the 1984 Plan, the 1989 Plan and the 1995 Plan:

          1. In general, an optionee will not recognize any income upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of an ISO, and the Corporation will not be entitled to a federal income tax deduction upon either the grant or the exercise of an ISO.

          2. If shares acquired upon exercise of an ISO are not disposed of within (i) two years from the date the ISO was granted or (ii) one year after the date the shares are issued to the optionee pursuant to the ISO exercise (the "Holding Periods"), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

          3. If shares acquired upon exercise of an ISO are disposed of and the optionee does not satisfy the Holding Periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition, will be taxed to the optionee as ordinary income in the year of such disposition.

          4. In any year that an optionee recognizes ordinary income on a Disqualifying Disposition of shares acquired upon exercise of an ISO, the Corporation generally will be entitled to a corresponding federal income tax deduction.

          5. The difference between the amount realized by an optionee as the result of a Disqualifying Disposition and the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules generally will be treated as capital gain or loss.

          6. Capital gain or loss recognized by an optionee on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year.

          7. An optionee may be entitled to exercise an ISO by delivering shares of the Corporation's Common Stock to the Corporation in payment of the exercise price, if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules apply.

          8. In addition to the tax consequences described above, the exercise of an ISO may result in an "alternative minimum tax." The alternative minimum tax rate (the maximum rate is 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the value of the shares received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the higher of his regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

          9. Special rules apply if the shares acquired upon the exercise of an ISO are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

     B. Nonqualified Stock Options. The following general rules are applicable under current federal income tax law to options granted under the 1984 Plan, the 1989 Plan or the 1995 Plan which do not qualify as ISOs, and to all options granted under the Director Plan (individually, a "Nonqualified Option", and collectively, "Nonqualified Options"):

          1. In general, an optionee will not recognize any income upon the grant of a Nonqualified Option, and the Corporation will not be entitled to a federal income tax deduction upon such grant.

          2. An optionee generally will recognize ordinary income at the time of exercise of the Nonqualified Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Corporation may be required to withhold income tax on this amount.

          3. When an optionee sells the shares acquired upon the exercise of a Nonqualified Option, he or she generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the optionee's basis in the shares (generally, the exercise price plus the amount taxed to the optionee as ordinary income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be long-term capital gain or loss.

          4. When an optionee recognizes ordinary income attributable to a Nonqualified Option, the Corporation generally will be entitled to a corresponding federal income tax deduction.

          5. An optionee may be entitled to exercise a Nonqualified Option by delivering shares of the Corporation's Common Stock to the Corporation in payment of the exercise price. If an optionee exercises a Nonqualified Option in such fashion, special rules apply.

          6. Special rules apply if the shares acquired upon the exercise of a Nonqualified Option are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

     C. Stock Awards and Purchases. The following general rules are applicable under current federal income tax law to Awards and Purchases (each as defined below) under the 1995 Plan:

          Under current federal income tax law, persons receiving shares pursuant to a stock award (an "Award") or a purchase right (a "Purchase") under the 1995 Plan generally will recognize ordinary income equal to the fair market value of the shares received reduced by any purchase price paid. The Corporation generally will be entitled to a corresponding federal income tax deduction. When such shares are sold, the grantee generally will recognize capital gain or loss. Special rules apply if the shares acquired are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

     D. Options Granted under the Purchase Plan. The following general rules are applicable under current federal income tax law to options granted under the Purchase Plan:

          1. The amounts deducted from an employee's pay under the Purchase Plan will be included in the employee's compensation subject to federal income tax. In general, no additional income will be recognized by the employee either at the time options are granted pursuant to the Purchase Plan or at the time the employee purchases shares pursuant to the Purchase Plan.

          2. If the employee disposes of shares purchased pursuant to the Purchase Plan more than two years after the first business day of the Payment Period in which the employee acquired the shares, then upon such disposition the employee will recognize ordinary income in an amount equal to the lesser of:

             (a) the excess, if any, of the fair market value of the shares at the time of disposition over the amount the employee paid for the shares, or

             (b) the excess of the fair market value of the shares on the first business day of the Payment Period over the option price.

     In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares and the employee's tax basis in the shares (generally, the amount the employee paid for the shares plus the amount, if any, taxed as ordinary income). If the employee's holding period for the shares is more than one year, such gain or loss will be long-term capital gain or loss.

          3. If the employee disposes of shares purchased pursuant to the Purchase Plan within two years after the first business day of the Payment Period in which the employee acquired the shares, then upon disposition the employee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the last business day of the Payment Period over the amount the employee paid for the shares.

     In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares and the employee's tax basis in the shares (generally, the amount the employee paid for the shares plus the amount, if any, taxed as ordinary income). If the employee's holding period for the shares is more than one year, such gain or loss will be long-term capital gain or loss.

          4. If the employee disposes of shares purchased pursuant to the Purchase Plan more than two years after the first business day of the Payment Period, the Corporation will not be entitled to any federal income tax deduction with respect to the options or the shares issued upon their exercise. If the employee disposes of such shares prior to the expiration of this two-year holding period, the Corporation generally will be entitled to a federal income tax deduction in the amount which is treated as ordinary income to the employee as a result of such disposition.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Corporation's executive compensation program is administered by the Compensation Committee of the Board of Directors, which is comprised of two non-employee directors: Mr. Correia and Mr. Pampel. From time to time, Mr. Pemberton (the Chief Executive Officer in fiscal year 1996), Mr. Kossmann (the Chief Financial Officer) and Ms. Monk (the General Counsel) may attend meetings of the Compensation Committee but they are not in attendance at the time any decision regarding their own compensation is made.

     Pursuant to authority delegated by the Board of Directors, the Compensation Committee is responsible for establishing, amending, terminating and making grants under the Corporation's stock and stock option plans and reviewing and approving cash and noncash compensation matters concerning the executive officers of the Corporation. The Compensation Committee's objective is to establish compensation programs designed to (a) attract, retain and reward executives who will lead the Corporation in achieving its business goals and (b) align the financial interests of the Corporation's executives with those of its long-term investors.

OVERVIEW

     Compensation under the executive compensation program is comprised of cash compensation in the form of salary, quarterly and annual incentive bonuses and commissions, and long-term incentive awards in the form of stock option grants. In addition, the compensation program is comprised of various benefits, including medical, disability and life insurance plans, a dependent care voucher plan, financial planning assistance , the 1995 Employee Stock Purchase Plan and a 401(k)-qualified savings and profit-sharing plan. All of these plans, other than the financial planning assistance, are generally available to all employees of the Corporation.

     In the first half of the 1996 fiscal year, the Corporation commissioned an independent outside consulting firm to conduct a total compensation survey of the compensation of certain executive positions in a group of comparable companies selected on the basis of similarity in revenue level, industry segment and competitive employment market to the Corporation. On the basis of the results of that commissioned survey, a review of proxy information from comparable companies and data from nationally recognized surveys, the compensation of certain executives was adjusted as of the beginning of the second half of the fiscal year so that each executive's total annual target compensation (that is, annual base salary plus incentive compensation) would be at the mid-point of the range of compensation for executives in comparable companies. Some of the companies included in the survey data were also included in the indices used for comparison in the Corporation's Stock Performance Graph.

BASE SALARY

     Base salary levels for each of the Corporation's executive officers, including the Chief Executive Officer, are generally set within the range of base salaries that the Compensation Committee believes are paid similar executive officers at comparable companies selected on the basis of similarity in revenue level, industry segment and competitive employment market to the Corporation. In addition, the Compensation Committee generally takes into account the Corporation's past financial performance and future expectations.

     Base salary levels for fiscal year 1996 for each of the Corporation's executive officers, including the Chief Executive Officer, were determined based on the results of the commissioned survey described above, a review of proxy information from comparable companies and data from nationally recognized surveys. Fiscal year 1996 base salary levels for each of the executives generally were slightly below the median salary levels for the comparable positions at the companies included in those surveys.

INCENTIVE COMPENSATION

     Each executive officer is eligible to receive cash bonuses at the end of each fiscal quarter and at the end of the fiscal year based upon the Corporation's performance. In addition, Mr. Baumstark is eligible to receive commissions at the end of each fiscal month based upon the Corporation's worldwide bookings during the month.

     Target annual bonus and commission amounts for fiscal year 1996 for each of the Corporation's executive officers, including the Chief Executive Officer, were determined based on the results of the commissioned survey referred to above, a review of proxy information from comparable companies and data from nationally recognized surveys. Fiscal year 1996 target annual bonus and commission amounts for each of the executives generally were not less than slightly below nor more than slightly above the median incentive compensation levels for the comparable positions at the companies included in those surveys.

     Actual quarterly and annual bonuses earned are based on the Corporation's performance in comparison to the quarterly and annual profit targets and annual revenue and bookings targets set by the executive officers and the Board of Directors at the beginning of the fiscal year. In the event that the Corporation meets all of the performance targets set at the beginning of the fiscal year, each executive officer will receive 140% of their respective target quarterly and annual bonus amount. If the Corporation's performance is greater or less than its performance targets, actual quarterly and annual bonuses paid will be greater or less than the target annual bonus by an accelerated or decelerated factor, as the case may be. In general, forty percent of the target annual bonus amount is based on quarterly performance and sixty percent is based on annual performance.

     The bonuses and commissions that each executive officer received in fiscal year 1996 were significantly lower than the target annual bonus and commission amount set for each executive officer and significantly lower than the median incentive compensation levels for the comparable positions at the companies included in the surveys referred to above because the Corporation did not meet all of the performance goals set for it by the executive officers and the Board of Directors at the beginning of the fiscal year. Quarterly and annual bonuses totaling $221,656 were awarded to the Corporation's executive officers, of which Mr. Pemberton received $59,423 and Messrs. Lizza, Kossmann and Baumstark and Ms. Monk, collectively, received $162,233. Monthly commissions totaling $41,651 were paid to Mr. Baumstark.

STOCK OPTIONS

     Stock options are the principal vehicle used by the Corporation for the payment of long-term compensation, to provide a stock-based incentive to improve the Corporation's financial performance and to assist in the recruitment, retention and motivation of key professional and managerial personnel. The Corporation's stock option plans are administered by the Compensation Committee. To date, the Compensation Committee has not granted stock options at less than fair market value.

     Generally, stock options are granted to eligible employees from time to time based primarily upon the individual's actual and/or potential contributions to the Corporation and the Corporation's financial performance. Stock options are designed to align the interests of the Corporation's executive officers with those of its stockholders by encouraging executive officers to enhance the value of the Corporation, the price of the Common Stock, and hence, the stockholders' return. In addition, the vesting of stock options over a period of time is designed to create an incentive for the individual to remain with the Corporation. The Corporation typically grants new options on an annual basis to provide continuing incentives for future performance.

     During the fiscal year ended September 30, 1996, options to purchase an aggregate of 264,000 shares of Common Stock were awarded to the Corporation's executive officers. Of such options, none were granted to Mr. Pemberton.

OTHER BENEFITS

     The Corporation also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Corporation offers a stock purchase plan, under which employees may purchase Common Stock at a discount, and a 401(k) profit-sharing plan, which permits employees to invest in a wide variety of funds on a pre-tax basis. The Corporation also maintains medical, disability and life insurance plans, a dependent care voucher plan, and other benefit plans for its employees. The Corporation also provides financial planning assistance for executive officers of the Corporation.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Code generally limits to $1 million the tax deduction for compensation paid to any of the executive officers unless certain requirements are met. The Compensation Committee has considered these requirements and the related regulations. It is the Compensation Committee's present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation shall be deductible for federal income tax purposes.

MR. PEMBERTON'S COMPENSATION

     Consistent with the executive compensation policies described above of providing salaries and target incentive compensation based on the results of the commissioned survey referred to above, a review of proxy information from comparable companies and data from nationally recognized surveys, the Compensation Committee determined the base salary and target incentive compensation for Mr. Pemberton, the Corporation's Chief Executive Officer, for fiscal 1996. The incentive compensation that Mr. Pemberton received for fiscal 1996 was significantly lower than the target incentive compensation set for Mr. Pemberton and significantly lower than the median incentive compensation levels for the comparable positions at the companies included in the surveys referred to above because the Corporation did not meet all of the performance goals set for it by the executive officers and the Board of Directors at the beginning of the fiscal year. For the fiscal year, Mr. Pemberton received $242,000 in base salary and was awarded bonuses totalling $59,423 based upon corporate performance. Mr. Pemberton's bonus compensation for fiscal 1996 was approximately 25% of his base salary. Mr. Pemberton, who owned, as of September 30, 1996, 2,676,463 shares of common stock in the Corporation, was not granted any options in fiscal 1996 to purchase shares of Common Stock.


                                          RESPECTFULLY SUBMITTED BY THE
                                          COMPENSATION COMMITTEE


                                          Manuel Correia
                                          Roland D. Pampel


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Correia and Pampel. No person who served as a member of the Compensation Committee was, during the past fiscal year, an officer or employee of the Corporation or any of its subsidiaries, was formerly an officer of the Corporation or any of its subsidiaries, or had any relationship requiring disclosure herein. No executive officer of the Corporation served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a director of the Corporation.

COMPENSATION OF DIRECTORS

     Each non-employee director of the Corporation receives $10,000 annually (paid at the rate of $2,500 per quarter) for serving as a director and an additional $1,000 for each Board meeting attended. The non-employee directors of the Corporation are Messrs. Cheheyl, Correia, Pampel and Schechter. The Corporation also reimburses non-employee directors for expenses incurred in attending Board meetings. No additional compensation is paid to directors for attending Board or committee meetings.

     Under the Corporation's Director Plan, beginning at the Corporation's annual meeting of stockholders for the fiscal year ending September 30, 1996 and at each successive annual meeting, each non-employee director of the Corporation will receive an option to purchase 4,000 shares of Common Stock, which will be exercisable over a four-year period at the rate of 25% per year. In addition, any person who first becomes a non-employee director on or after October 2, 1995 shall receive an option to purchase 28,000 shares, which will also be exercisable over a four-year period at the rate of 25% per year. The exercise price per share for all options granted under the Director Plan will be equal to the market price of the Common Stock on the date of grant. See "Stock
Plans -- 1995 Non-Employee Director Stock Option Plan."

STOCK PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total stockholder return on the Corporation's Common Stock during the period from the Corporation's initial public offering on November 17, 1995 through September 30, 1996, with the cumulative total return for The Nasdaq Stock Market (U.S. companies) and the Hambrecht & Quist Computer Software Index (the "H & Q Computer Index"). The comparison assumes $100 were invested on November 17, 1995 in the Corporation's Common Stock at the $11.00 initial offering price and in each of the foregoing indices and assumes reinvestment of dividends, if any.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
         AMONG SOFTWARE 2000, INC., THE NASDAQ STOCK MARKET -- US INDEX
                       AND THE H & Q COMPUTER INDEX(1)(2)


                                 [LINE CHART]
                                                                     H & Q
      MEASUREMENT PERIOD         SOFTWARE 2000   NASDAQ STOCK      COMPUTER
    (FISCAL YEAR COVERED)            INC.         MARKET-US        SOFTWARE
          11/17/95                   100             100              100
          9/30/96                     91             118              117

---------------

 * $100 invested on November 17, 1995 in Common Stock or the appropriate Index, including reinvestment of dividends, through fiscal year ending September 30, 1996.

(1) Prior to November 17, 1995 the Corporation's Common Stock was not publicly traded. Comparative data is provided only for the period since that date. This chart is not "soliciting material", is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filings of the Corporation under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used on this graph was obtained from the Nasdaq Stock Market and the Nasdaq Stock Market -- US Index was prepared by Nasdaq by the Center for Research in Security Prices at the University of Chicago and the H & Q Computer Index was prepared by Research, an independent company, such sources believed to be reliable, although the Corporation is not responsible for any errors or omissions in such information.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Corporation has adopted a policy whereby all future transactions between the Corporation and its officers, directors and affiliates will be on terms no less favorable to the Corporation than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Corporation's Board of Directors.

     Mr. Pemberton, as a principal stockholder of the Corporation, has various life insurance and disability insurance policies which are maintained by the Corporation, including split-dollar life insurance policies. These policies and the split dollar arrangement were established in 1989. The split-dollar life insurance policies are owned by separate trusts for the benefit of Mr. Pemberton's family members. The split-dollar life insurance policies provide total coverage of $10,000,000 for Mr. Pemberton. In addition to the split-dollar life insurance policies, the Corporation maintains a universal life insurance policy on the life and for the benefit of Mr. Pemberton in the amount of $1,000,000 and a disability policy which provides each with $2,000 monthly disability income. The Corporation pays the annual premiums on all policies. The premium payments made by the Corporation under the split-dollar life insurance policies are advances for the benefit of the trusts which are secured by assignments of the related insurance policies. In October 1994, Mr. Pemberton and two other principal stockholders of the Corporation waived their right to the cash surrender value of the policies through that date, which had a value of $1,275,000 and was recorded as a noncash capital contribution. In fiscal 1995, two of Mr. Pemberton's trusts borrowed $600,000 against the cash surrender value of certain of the policies which the trusts then loaned to Mr. Pemberton. His obligation to repay those loans to the trusts was secured by a pledge of stock in the Corporation. The trusts had assigned their interest in the pledges to the Corporation as replacement collateral for the cash surrender value that was borrowed. Mr. Pemberton repaid those loans in full in fiscal 1996. The premium advances made by the Corporation under the split-dollar plans will be repaid (without interest) out of the death benefits payable under the policies.

     The Corporation has adopted a policy whereby all future transactions between the Corporation and its officers, directors and affiliates will be on terms no less favorable to the Corporation than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Corporation's Board of Directors.

     Three members of Mr. Pemberton's family are employed by the Corporation in non-managerial, non-executive positions. The Corporation believes that the compensation paid by the Corporation to those family members are on terms no less favorable to the Corporation than could be obtained from unrelated third parties. Additionally, one member of Mr. Pemberton's family subleases a small business condominium from the Corporation and is obligated to reimburse the Corporation for all rental and other costs related to that condominium. Finally, in fiscal year 1996, the Corporation purchased approximately $940,000 in personal computers and peripherals from a company in which Mr. Pemberton's daughter-in-law is employed as a sales representative. The Corporation believes that the amounts paid by the Corporation to that company were generally on terms no less favorable to the Corporation than could be obtained from unrelated third parties.

                                   PROPOSAL 2

                    APPROVAL OF AMENDMENT TO SECOND RESTATED
                            ARTICLES OF ORGANIZATION

PROPOSED CHANGE OF CORPORATE NAME

     The Board of Directors of the Corporation has approved, and recommends to the stockholders of the Corporation, the authorization of an amendment to
Article I of the Corporation's Second Restated Articles of Organization to change the corporate name from "Software 2000, Inc." to "Infinium Software, Inc.," so that as amended, Article I would read in its entirety as follows: "1. The name by which the corporation shall be known is: Infinium Software, Inc."

     The Board of Directors has proposed that the name of the Corporation be changed to a name that is more strategically appropriate and appealing to prospects, customers and others and will serve as an umbrella identity for the Corporation's products as it prepares to distribute products on Microsoft Windows NT Server and other platforms. The name change to Infinium Software, Inc. should better reflect the Corporation's image as a forward-thinking, business-oriented company in the minds of both the investment community and the business applications software market. As a result, the Board believes that even with the change, the general public will continue to distinctively identify the Corporation.

     If the proposed amendment to the Corporation's Second Restated Articles of Organization is authorized by the stockholders, the change will become effective when articles of amendment are filed with the Secretary of State of The Commonwealth of Massachusetts, which would be expected to occur shortly after stockholder approval of the amendment. Stock certificates of Common Stock would be retained by stockholders and would not need to be exchanged for certificates containing the Corporation's new name. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSAL TO AMEND THE CORPORATION'S NAME.

                                   PROPOSAL 3

                            APPOINTMENT OF AUDITORS

     The Board of Directors proposes that the firm of Price Waterhouse LLP ("Price Waterhouse"), independent certified public accountants, be appointed to serve as auditors for the fiscal year ending September 30, 1997. The ratification of this selection is not required under the laws of the Commonwealth of Massachusetts, where the Corporation is incorporated, but the results of this vote will be considered by the Board of Directors in selecting auditors for future fiscal years. Price Waterhouse has served as the Corporation's accountants since 1994. It is expected that a member of Price Waterhouse will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THIS SELECTION.


                           STOCK OWNERSHIP REPORTING


     Section 16(a) of the Exchange Act, requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock (collectively, "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Corporation. Such persons are required by regulations of the Commission to furnish the Corporation with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended September 30, 1996 and written representations from certain Reporting Persons, the Corporation believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended September 30, 1996, except that Mr. Pemberton filed one late Form 4.


                             STOCKHOLDER PROPOSALS


     Proposals of Stockholders intended for inclusion in the proxy statement to be furnished to all Stockholders entitled to vote at the next Annual Meeting of Stockholders of the Corporation must be received at the Corporation's principal executive offices not later than September 15, 1997. In order to curtail controversy as to the date on which a proposal was received by the Corporation, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested to Software 2000, Inc., 25 Communications Way, Hyannis, Massachusetts 02601, attention: Secretary and Clerk.

                           INCORPORATION BY REFERENCE

     To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled "Compensation Committee Report on Executive Compensation" and "Stock Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

                           EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Corporation, and in addition to soliciting Stockholders by mail through its regular employees, the Corporation may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Corporation registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Corporation may also be made of some Stockholders in person or by mail, telephone or telegraph following the original solicitation.

     The contents and the sending of this proxy statement has been approved by the Board of Directors of the Corporation.

                               SOFTWARE 2000, INC.

           Proxy for Annual Meeting of Stockholders, February 14, 1997

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Robert A. Pemberton and Daniel J. Kossmann, and each of them with full power of substitution to vote all shares of stock of SOFTWARE 2000, INC. (the "Corporation") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Friday, February 14, 1997, at 4:30 p.m. local time at The Cape Codder Hotel located at Route 132 and Bearses Way, Hyannis, Massachusetts 02601, and at any adjournment thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated January 13, 1997, a copy of which has been received by the undersigned.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE NOMINEES, OR ANY NOMINEE FOR WHICH APPROVAL HAS NOT BEEN WITHHELD, IN FAVOR OF AMENDING THE CORPORATION'S SECOND RESTATED ARTICLES OF ORGANIZATION TO CHANGE THE CORPORATION'S NAME TO "INFINIUM SOFTWARE, INC." AND IN FAVOR OF SELECTION OF PRICE WATERHOUSE LLP AS AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1997. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                              *********************

/X/  PLEASE MARK
     VOTES AS IN THIS
     EXAMPLE

The Board of Directors recommends a vote for the following proposals:

1. To elect two (2) Class I directors to serve for a three-year term except as marked to the contrary below:

         NOMINEES: Manuel Correia and Frederick J. Lizza,

         / /  FOR            / /   WITHHELD       / /   ______________
              ALL                  FROM ALL             FOR ALL NOMINEES
              NOMINEES             NOMINEES             EXCEPT AS NOTED ABOVE

2. To approve an amendment to the Corporation's Second Restated Articles of Organization, to change the corporate name to "Infinium Software, Inc."

                  / / FOR      / / AGAINST      / / ABSTAIN

3. To ratify the selection of the firm of Price Waterhouse LLP as auditors for the Corporation for the fiscal year ending September 30, 1997.

                  / / FOR      / / AGAINST      / / ABSTAIN

4. To transact such other business as may properly come before the meeting and any adjournments thereof.

                                    MARK HERE
                                    FOR ADDRESS        / /
                                    CHANGE AND
                                    NOTE AT LEFT


         Please sign your name exactly as it appears on your stock certificate(s), write in the date and return this proxy as soon as possible in the enclosed envelope. If the stock is registered in more than one name, each joint owner should sign. If signing as attorney, executor, trustee, administrator or guardian, please give full title as such. Only authorized officers should sign for corporations.


Signature________________________________         Date________________

Signature________________________________         Date________________